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                                                                 EXHIBIT 99.2

                      AGREEMENT BETWEEN UDT SENSORS, INC.
                        AND THE DEPARTMENT OF THE NAVY

     1. This Agreement is entered into between the Department of the Navy, on behalf of the Department of Defense, and UDT SENSORS, INC. ("UDT" or "Company"). The sole purpose of this agreement is to evince that UDT is presently responsible to contract with the Federal Government by insuring that UDT has and will continue a program of acceptable contracting practices and procedures, and by establishing and implementing a program of compliance review, audits, and reports. For purpose of this agreement, UDT shall mean UDT as a body corporate, its predecessors, successors, affiliates, subsidiaries, and/or divisions and all directors, officers, employees and/or consultants of any of the aforesaid entities.

     2. This agreement is based upon the resolution by UDT and the Department of Justice of the criminal investigation pursuant to the criminal and civil settlements reached by UDT with the United States Attorney's Office, Central District of California on or about October 24, 1994, as reflected in the Information and Plea Agreement and Stipulation for Consent Judgement and Consent Judgement, attached as Annex I. This agreement shall not be used for any purpose related to UDT's defense against or in mitigation or appeal of any criminal, civil or administrative charge, claim, or action related to or arising out of any criminal or civil investigation conducted by any component of the Department of Justice or the Department of Defense.

     3. By this agreement, UDT recognizes its corporate responsibility to ensure that UDT fully complies with all Federal procurement laws and regulations when contracting, directly or indirectly, with the United States Government. In this regard, all aspects of UDT's corporate and business operations shall be conducted according to the highest code of corporate ethics, generally prevailing lawful and honest behavior, and the guidelines set by the letter and the spirit of this agreement.

     4. To fulfill its corporate responsibilities, UDT has implemented a program which establishes compliant contracting procedures and practices for UDT and by which UDT will monitor adherence to these procedures and practices. This program includes four major components:

          A. CODE OF ETHICS: UDT has established a written Code of Ethics which provides notice to all employees that the highest standard of business ethics is mandated.

               (1) The written Code of Ethics is maintained, reviewed on an annual basis by its duly appointed legal counsel,


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and updated as required for compliance with statutory and/or regulatory changes.

          B. All UDT directors, officers, employees, and consultants are required to sign a certificate stating that they have read the Code of Ethics and understand its provisions.

               (1) An Ethics Committee and its Chairman, the Director of Quality Assurance, reports and is responsible directly to the directors of UDT, and has been appointed to assist UDT employees in recognizing and reporting violations of the Code of Ethics or Standards of Conduct.

                    (i) The Chairman of the Ethics Committee and the Ethics Committee members shall investigate all instances of suspected misconduct and shall report the findings to the Board of Directors, which shall thereafter provide for management response.

                    (ii) For the term of this agreement, the Ethics Committee and its Chairman, the Director of Quality Assurance, shall, within 10 working days after the end of each fiscal quarter, prepare and deliver to Counsel, Procurement Integrity Office, Department of the Navy a synopsis of each instance of suspected and/or confirmed misconduct which became known to the Ethics Committee during the fiscal quarter. This synopsis shall be made without regard to the degree to which the Ethics Committee has been able, as of the due date of the report, to investigate the misconduct. This synopsis shall include disclosure of any remedial action taken to date.

               (2) A telephone "hot line" to the Ethics Committee has been established at UDT to facilitate employee reports of suspected misconduct.

          C. WRITTEN CONTRACTING PROCEDURES: A manual containing the regulatory standards and acceptable practices for doing business with the Government and/or Government prime contractors has been developed for UDT. These practices and procedures shall be applied to all business dealings involving Government contracts or subcontracts.

          D. AUDIT AND COMPLIANCE REVIEW: The Chairman of the UDT Ethics Committee shall have the responsibility of directing and monitoring all audit and compliance review to ensure that all ethical standards are being met and that UDT's compliance program is being implemented. The duties in this regard of the Chairman of the Ethics Committee shall include the following:

               (1) Have final decision making authority with respect to matters over which the Committee does not achieve a consensus, subject to the review of the Board of Directors.

               (2) Review and approve all policies relating to quality, testing and inspection as well as meet with supervisory

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personnel who work in quality assurance, inspection and testing, to determine that they are fully trained in these areas.

               (3) Have final decision making authority with respect to quality, inspection and testing, subject to the review of the Board of Directors.

               (4) Review, with UDT's President, no less than four times yearly, testing and inspection audits which shall be conducted by the Quality Assurance Manager, including the compliance program audits which will be conducted two times per year.

               (5) Conduct with UDT's President no less than two testing and inspection audits per year.

               (6) Report both testing and inspection audit results to the Ethics Committee and recommend any corrective action which the Ethics Committee Chairman deems appropriate, with a full report directed to the Board of Directors.

               (7) Meet no less than twelve times per year with quality control supervisors and other employees who work in the areas of quality, testing and inspection to discuss and evaluate conformance with the procedures which have been approved and adopted pursuant to this Agreement. Such meetings shall be documented in writing.

               (8) Convene special meetings of the Ethics Committee if it is determined that one or more matters pertaining to any aspect of this Agreement require the immediate attention of the Committee.

               (9) Cause a report to be issued immediately to the Navy should the Ethics Committee Chairman become unable to carry out the foregoing responsibilities or if he is or will be replaced. This report should contain the UDT's proposal for another qualified officer to carry out the foregoing duties.

          E. TRAINING: A comprehensive, recurring-type training program has been established for UDT directors, officers, employees, and consultants regarding the Code of Ethics and acceptable contracting practices.

     The schedule for completed and planned compliance actions for this program will be as previously submitted and approved by the Navy.

     5.   UDT further agrees to:

          A. Complete any planned compliance actions as scheduled and coordinated and approved by the Navy.

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          B.   Within ten (10) working days after the end of each fiscal
quarter, prepare and provide a report to the Navy Debarring and Suspending Official, or his designee, describing UDT's implementation of this agreement.

          C. Within ten (10) working days after the end of each fiscal quarter, UDT shall report the status of: (1) All instances of disciplinary action for violations of the Standards of Conduct; (2) all known, ongoing criminal investigations; (3) all known qui tam suits; (4) all known or suspected defective pricing cases; (5) all hotline calls received by the Ethics Advisor (including a description of the complaint and any remedial action taken or planned); and (6) any other matter which might affect UDT's present responsibility status, including but not limited to actual or potential suspension and/or debarment actions by other Government and quasi-governmental agencies.

          D. Allow designated representatives of the Department of Defense to interview UDT personnel and to examine UDT's financial books, records, and other company documents for the purpose of evaluating UDT's compliance with the terms of this agreement; such materials described above shall be made available by UDT after reasonable notice for inspection, audit and/or reproduction, provided, however, the Department of Defense shall not be entitled to examine documents properly subject to the attorney-client or attorney work product privileges, not to copy: (1) Documents containing technical data or computer software, except in accordance with government contract data rights provisions, or (2) Documents containing trade secrets.

          E. Disclose to the Department of Defense and to the prime Government customer if such customer is not a DOD component, all instances in which there are reasonable grounds to believe that UDT, its directors, officers, employees, consultants, suppliers and/or Government personnel have violated Federal laws or regulations relating to U.S. Government procurements. Further, UDT shall take immediate corrective measures to remedy the matter disclosed, and to notify the Department of Defense, and the prime Government customer, if the matter relates to a non-DOD contract, of the corrective action taken and UDT's opinion regarding any impact the matter may have on the Government.

          F. Cooperate fully with any investigation by the Department of Justice or the Department of Defense of which UDT knows or learns in the future.

          G. Upon conviction of UDT for violation of any Federal criminal statute, take appropriate disciplinary action against all responsible individuals.

          H. Upon indictment of, or the entering a guilty plea or plea of nolo contendere by any director, officer, employee or consultant of UDT for violation of an Federal criminal statue, which violation occurred in connection with the individual's

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performance of duties for or on behalf of UDT, immediately remove the director, officers, employee or consultant from active status with the Company relating to any dealings with the U.S. Government.

          I. Upon unappealed conviction of, or after an unsuccessful appeal by any director, officer, employee or consultant of UDT for violation of any Federal criminal statute, which violation occurred in connection with the individual's performance of duties for or on behalf of UDT, take prompt action to terminate the employment of such officer, employee or consultant, or as appropriate to remove such director from the UDT Board of Directors in recognition of Title 10, U.S.C. (S) D2408.

          J. Treat all costs associated with the termination, severance and/or removal of any director, officer, employee or consultant of UDT under paragraph I, above, as unallowable for Federal Government Contract purposes.

          K. Continue for a period of three years following full and complete implementation, the actions and procedures described in Annex I and elsewhere in the body of this agreement.

     6. During the term of this agreement, UDT shall not knowingly employ, engage or accept the services of an individual who is listed by a Federal Agency as debarred, suspended, or otherwise ineligible for Federal contracting. Reasonable inquiry shall be made into the suspension/debarment status of any potential employee or consultant prior to the offer of employment or engagement of services. Further, UDT shall promptly terminate the employment of or contract for services with any individual who was suspended or debarred as of the effective date of their association with UDT. Moreover, UDT shall immediately remove such individuals from responsibility for or involvement with Government contract matters until the resolution of any question there might be regarding their suspension or debarment status as of the time of their association with UDT.

     7. During the term of this agreement, UDT shall not knowingly enter into any subcontract or other business relationship relating to Federal Government contracts with any individual or business entity listed as debarred, suspended, or otherwise ineligible for contracting by a Federal Agency (hereinafter "listed contractor") until it has prepared a notice in form and content as specified in FAR 9.405-2(b), and has submitted a copy thereof to the Counsel, Procurement Integrity Office. Further, UDT shall make reasonable inquiry into the listed contractor status of each prospective business associate prior to the execution of any subcontract or the commencement of any other type of business relationship. In addition, UDT shall give written notice of the prohibition effected by this paragraph to all parties to any potential transaction involving a subcontract or other business relationship relating to Federal Government contracting prior to

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the execution of such subcontract or the commencement of such business relationship.

     8. In addition to these costs stated in paragraphs 5.J and 9, UDT agrees that the costs described below shall be unallowable for United States Government contract purposes and shall not be charged directly or indirectly to any such contract or subcontract.

          A. All costs of performing the actions set forth in Annex I accomplished by UDT subsequent to its learning of the investigation that resulted in the Information and Plea Agreement and Stipulation for Consent Judgment and Consent Judgment set forth in Annex II.

          B. All costs of legal services (whether performed by in-house or private counsel), administrative and clerical services, services of accountants and consultants, salaries and wages of employees, officers, and directors, travel, and any costs directly related to the aforesaid, incurred in the implementation of and/or continued compliance with the terms of this agreement.

     9. Within thirty days of the effective date of this agreement, UDT Corporation will remit the sum of $10,000, made payable to the Treasury of the United State, and for final payment of these administrative costs incurred, or to be incurred, by the Government because of UDT's improper activity, which include but are not limited to the costs of investigating the charges, and of monitoring, reviewing, enforcing, and administering this Agreement.

     10. Except as provided in paragraph 14, the execution of this agreement by the Navy in no way waives any criminal, civil, contractual, or administrative remedy or right that the Government may have for the acts described in Annex I or for any other conduct that would give rise to such remedies. In addition, this agreement does not alter or limit in any way the releases and waivers previously provided for by the agreements with the U.S. Department of Justice, set forth in Annex I.

     11. Failure by UDT to meet any of its obligations under the terms and spirit of this agreement, or to timely perform any of the actions identified in Annex I, not cured to the reasonable satisfaction of the Navy Debarring Authority within 20 working days, or as otherwise agreed, after receipt of written notice of such failure, shall constitute a cause for institution of suspension or debarment proceedings subject to the procedures established by the Federal Acquisition Regulation and any other applicable statute or regulation.

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     12.  By execution of this agreement, UDT releases the United States, its employees, agents, and instrumentalities, in both official and personal capacities, of any and all liability arising out of or otherwise related to this agreement. Further, UDT agrees not to file any claim against the United States, its employees, agents, and instrumentalities, in both official and personal capacities, in any form or jurisdiction, with regard to any matter arising out of or otherwise related to this agreement.

     13. By execution of this agreement, UDT avers that any adverse action taken or to be taken against any UDT director, officer, employee, consultant, or agent, with regard to any matter arising out of or related to the facts and circumstances set forth in Annex II are the result solely of UDT's initiatives and decisions, and are not the result of any action by or on behalf of the United States, its employees, agents or instrumentalities.

     14. UDT agrees to indemnify the Government against, and hold the Government harmless from, any and all claims, liabilities, obligations, and causes of action of whatsoever kind or nature for injury to, or death of, any person, and for any injury or damage to or destruction of any property, arising out of or as a result of the facts which form the basis for this agreement, even if the Government's liability to any person arises out of the acts or omissions of the Government, its employees, agents, invitees, or representatives of any other description whatsoever.

     15. In recognition of the actions by and covenants of UDT set forth herein, the Navy, on behalf of the Department of Defense, will not suspend or debar UDT based upon the facts set forth in Annex II.

     16. This agreement is a public document and may be distributed by the Navy throughout the Executive Branch of the Government and to other interested parties.

     17. Modifications to this agreement may be made but shall have no effect until their terms are expressly incorporated in a writing which has been executed by both parties. Neither party shall seek or accept the benefit of a judicial or quasi-judicial order directing the other to execute a writing which would, if executed, modify this agreement.

     18. For purposes of interpretation of this agreement, or any part hereof, by a court of competent jurisdiction (or any other judicial or quasi-judicial body), this agreement shall be deemed to have been drafted equally by all parties hereto.

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     19.  This agreement shall become effective on the date of the last signature hereto and shall continue thereafter for a period of three years from that date or, should UDT for any reason cease to be in full compliance with the letter and spirit of this agreement, for a period of three years following reestablishment for full compliance as determined by the Navy Debarring and Suspending Official, whichever period is longest.

     20. This agreement constitutes the entire agreement between the parties and supersedes all prior agreements and understandings, oral or written, with respect to the subject hereof. This agreement shall inure to the benefit of, and be binding upon, the parties and their respective successors and assigns.

Date: 7/25/95                              UDT SENSORS, INC.

                                           By: /s/ Deepak Chopra
                                              ----------------------------------
                                              Deepak Chopra
                                              President and CEO

Date: November 9, 1995                     DEPARTMENT OF THE NAVY

                                           By: /s/
                                              ----------------------------------
                                              Department and Suspension Officer
                                              Office of Procurement Integrity

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